Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS PROFITS OF $8.0 MILLION
OR $0.07 DILUTED EPS FOR THE FOURTH QUARTER
     Irving, TX — October 29, 2010 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $8.0 million or $0.07 per diluted share on net sales of $1.8 billion for the quarter ended August 31, 2010. This compares with net earnings of $7.2 million or $0.06 per diluted share on net sales of $1.4 billion for the fourth quarter last year. This year’s fourth quarter included after-tax LIFO income of $23.4 million or $0.20 per share compared with income of $24.4 million or $0.21 per share in last year’s fourth quarter. At quarter end, our LIFO reserve totaled $230.3 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first, which in periods of declining prices results in income that eliminates the effect of deflation from operating results. Changes in LIFO are not write-downs, write-offs or market adjustments. They are changes in cost components based on an assumption of physical inventory flows.
     Net loss for the year ended August 31, 2010 was $205.3 million or $1.81 per diluted share on net sales of $6.3 billion. For the same period last year, net earnings were $20.8 million or $0.18 per diluted share on net sales of $6.4 billion. The annual results included after-tax LIFO income of $7.4 million or $0.07 per diluted share. This compares with after-tax LIFO income of $208.4 million or $1.83 per diluted share last year.
General Conditions
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “An expected seasonal uptick did lift operations in our fourth quarter, but it was absent of indicators of a sustainable economic recovery in the United States. Major European economies, led by Germany, had more encouraging results. China was at an extreme, attempting to slow down booming growth. Ferrous scrap and finished goods pricing fell through the period, but netted overall higher metal margins; pricing movement was driven by international demand. Our geographic diversification and lower cost structure allowed four of our five segments to be profitable – Americas Fabrication continues to face difficult markets.”
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(CMC Year End 2010 – Page 2)
Americas Recycling
     McClean said, “The segment had an adjusted operating profit of $8.3 million (including pre-tax LIFO income of $3.1 million). The operating loss in the fourth quarter of last year was $18.7 million, including pre-tax LIFO expense of $8.3 million. Ferrous prices bottomed in mid-quarter as export demand for U.S. origin scrap diminished; late in the quarter prices rallied with renewed export buying, primarily Turkey, prior to the Ramadan holiday period. Compared to the fourth quarter of last year, ferrous pricing was stronger as domestic mill operating rates increased and general manufacturing output was higher. Nonferrous pricing followed similar patterns, but principally due to supply constraints as U.S. industrial production remains subdued. The average ferrous scrap sales price for the fourth quarter was $269 per short ton, a 39% increase over the prior year fourth quarter. Average nonferrous scrap pricing was $2,637 per short ton, up 34% from the prior year. Shipments of ferrous scrap totaled 587 thousand tons, an increase of 14% from the fourth quarter of last year. Nonferrous scrap shipments totaled 64 thousand tons, 14% higher than last year. We exported 6% of our ferrous scrap tonnage and 45% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     McClean said, “On the strength of higher sales prices, metal margins increased for the fourth consecutive quarter. For the first time this fiscal year, metal margins were higher than the comparable quarter last year. Excluding our new micromill in Arizona, volumes shipped were slightly ahead of last year’s quarter. Public works continues to be the major end-use market. Our mills ran at 63% of capacity during the quarter.
     “Our steel mills had an adjusted operating profit of $39.5 million compared to an adjusted operating profit of $28.0 million in the same quarter last year. The quarter had pre-tax LIFO income of $8.8 million compared to pre-tax LIFO expense of $5.3 million in last year’s quarter. Our metal margin for the quarter was $344 per ton, up from the third quarter’s margin of $303 per ton, and ahead of last year’s fourth quarter of $302 per ton. The price of ferrous scrap consumed at the mills during the quarter increased $31 per ton compared to last year; however, the average selling prices increased by $73 per ton. Sales volumes were 549 thousand tons (including CMC Steel Arizona) of which 65 thousand tons were billets compared with 42 thousand tons of billets sold in the fourth quarter of last year. Comparing fourth quarter to fourth quarter between years, tonnage melted (including CMC Steel Arizona) was up 14% to 533 thousand tons and tonnage rolled increased 7% to 457 thousand tons.”
     McClean added, “Our micromill, CMC Steel Arizona, completed its first year of operations by melting, rolling, and shipping over 56 thousand tons during the quarter. For the fiscal year, our micromill melted 160 thousand tons, rolled 153 thousand tons and shipped 142 thousand tons. Our copper tube mill reported adjusted operating loss of $2.2 million (pre-tax LIFO income of $1.8 million) compared to $1.5 million adjusted operating profit (pre-tax LIFO expense of $3.4 million) in last year’s fourth quarter.”
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(CMC Year End 2010 – Page 3)
Americas Fabrication (Excluding Discontinued Operations)
     According to McClean, “Downstream operations continued to face challenging market conditions. Strong competition, weakening selling prices, lackluster demand, and higher steel costs eroded margins. The environment was particularly acute in the west where state budgetary concerns were heightened. Fourth quarter rebar shipments were the highest of the fiscal year, but were margin constrained. Public works remained as the most consistent end-use market. On a better note, our post plants were profitable as were our specialty heat treating operations. The segment reported an adjusted operating loss of $17.1 million compared to last year’s fourth quarter adjusted operating profit of $14.3 million. The current quarter had pre-tax LIFO income of $6.6 million compared to last year’s fourth quarter pre-tax LIFO income of $21.8 million. The composite average fab selling price (excluding stock and buyouts) was $778 per ton, 8% below last year’s fourth quarter price.”
International Mills
     McClean said, “Safety remains paramount. Our mill in Poland achieved a significant milestone. For the second time CMCZ recorded over one million man hours without a recordable injury. Our International Mills segment broke into profitability for the first quarter in over two years as pricing trends strengthened in Poland and our mill in Croatia entered the final phase of its capital expenditure program. Metal margins were significantly higher in Poland, both in comparison to the fourth quarter of last year and the third quarter of this year. Poland’s GDP continued to grow at plus 3% and was positively affected by Germany’s stronger economic results. CMC Croatia set records for production of blooms and pipes in August.”
     McClean continued, “CMC Zawiercie had adjusted operating income of $17.3 million compared to a loss of $4.1 million in the fourth quarter of last year. Shipments totaled 387 thousand tons (66 thousand tons of billets) compared to 398 thousand tons (129 thousand tons of billets) in the prior year’s fourth quarter. Tons melted were 382 thousand tons compared to 412 thousand tons, and tons rolled were 310 thousand tons compared to 281 thousand tons. Average selling prices increased 37% to PLN 1,584 per ton compared to PLN 1,157 per ton for the same period last year. The cost of scrap entering production increased 32%. The average metal margin per ton increased to PLN 653 from PLN 451 in last year’s fourth quarter and PLN 481 in this year’s third quarter. We commissioned the finishing end of our new flexible rolling mill.
     “Though continuing a string of disappointing results, CMC Croatia’s adjusted operating loss of $6.4 million for the quarter was, nonetheless, the lowest sustained this year. During the quarter we melted 34 thousand tons (almost double our previous best), rolled 19 thousand tons, and shipped 20 thousand tons, a record.”
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(CMC Year End 2010 – Page 4)
International Marketing & Distribution
     According to McClean, “Our International Marketing and Distribution segment remained profitable in each quarter of this fiscal year. The recoveries of some European economies aided results as did the continuing strong Chinese economy. Each of our major geographic marketing operations was again profitable. Of particular significance was our Australian operations’ safety record; they finished the fiscal year with no recordable injuries. The segment recorded adjusted operating profit of $12.5 million compared to $2.3 million adjusted operating profit in last year’s fourth quarter. Our U.S.-based steel import operation is on LIFO; for the quarter it had pre-tax LIFO income of $6.6 million compared to pre-tax LIFO income of $24.2 million last year.”
Financial Condition
     McClean said, “We continue to maintain a strong balance sheet; at August 31, 2010, we had cash and short-term investments of $399 million. Substantial portions of our accounts receivable are backed by letters of credit or are credit insured; we have established an allowance for doubtful accounts of $29.7 million. The majority of our domestic inventories are valued on LIFO with a reserve of $230 million at year end. The current ratio was 2.0. We had no drawings on our domestic accounts receivable securitization program, and our $400 million revolver was available save for $10 million of commercial paper outstanding.
     “In accordance with our February 26, 2010 amendments to our $400 million revolver and $100 million accounts receivable securitization agreement, we are required to maintain $300 million in liquidity as defined and an EBITDA to interest coverage ratio of 2.5. We met both covenants.”
Outlook
     McClean concluded, “There is no clear catalyst for market improvement. Overall market conditions prevailing in our fiscal 2010 fourth quarter continue into the first quarter of fiscal 2011, but we anticipate that some seasonal weakness will set in by the end of the quarter. Ferrous scrap prices should trend marginally higher; nonferrous pricing remains strong. Rebar pricing should remain relatively stable; metal margins may trend slightly lower. Volumes and margins in Poland should be fairly constant. We are performing major maintenance in Croatia and, when combined with start-up costs of our new ladle metallurgical station, this will result in a loss. In summary, we anticipate the first quarter to be breakeven absent any consideration for LIFO.”
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(CMC Year End 2010 – Page 5)
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter 2010 conference call today, Friday, October 29, 2010, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO; Joe Alvarado, Executive Vice President and COO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, energy expense, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued debt problems in Greece and other countries within the euro zone; customer non-compliance with contracts; construction activity; decisions by governments affecting the level of steel imports, including tariffs and duties; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; scrap metal, energy, insurance and supply prices; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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     (CMC Year End 2010 – Page 6)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/10	8/31/09	8/31/10	8/31/09
Domestic Steel Mill Rebar Shipments	311	294	1,125	1,007
Domestic Steel Mill Structural and Other Shipments	238	192	1,031	729
CMCZ Shipments	387	398	1,387	1,258

Total Mill Tons Shipped	936	884	3,543	2,994

Average FOB Mill Domestic Selling Price (Total Sales)	$636	$563	$584	$642
Average Cost Domestic Mill Ferrous Scrap Utilized	$292	$261	$292	$254
Domestic Mill Metal Margin	$344	$302	$292	$388
Average Domestic Mill Ferrous Scrap Purchase Price	$260	$200	$259	$195
Average FOB Mill CMCZ Selling Price (Total Sales)	$496	$378	$461	$457
Average Cost CMCZ Ferrous Scrap Utilized	$290	$231	$295	$255
CMCZ Mill Metal Margin	$206	$147	$166	$202
Average CMCZ Ferrous Scrap Purchase Price	$241	$193	$244	$202

Fab Plant Rebar Shipments	239	244	830	1,010
Fab Plant Structural and Post Shipments	33	34	149	139

Total Fabrication Tons Shipped	272	278	979	1,149

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$778	$850	$768	$1,037

Domestic Scrap Metal Tons Processed and Shipped	651	570	2,535	2,033
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/10	8/31/09	8/31/10	8/31/09
Net Sales:
Americas Recycling	$388,394	$233,708	$1,424,472	$785,388
Americas Mills	383,863	307,797	1,395,414	1,253,398
Americas Fabrication	319,427	328,162	1,140,277	1,596,482
International Mills	231,758	190,598	763,978	753,959
International Marketing & Distribution	720,024	544,564	2,463,414	2,826,684
Corporate and Eliminations	(227,219)	(193,380)	(881,453)	(806,535)

Total Net Sales	$1,816,247	$1,411,449	$6,306,102	$6,409,376

Adjusted Operating Profit (Loss):
Americas Recycling	$8,267	$(18,733)	$15,196	$(89,576)
Americas Mills	37,255	29,542	33,295	263,393
Americas Fabrication	(17,115)	14,348	(107,800)	145,672
International Mills	10,889	(19,334)	(73,484)	(96,030)
International Marketing & Distribution	12,531	2,345	74,689	(53,102)
Corporate and Eliminations	(26,859)	(25,646)	(67,042)	(86,595)
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(CMC Year End 2010 — Page 7)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended		Fiscal year ended
	8/31/10	8/31/09	8/31/10	8/31/09
Net Sales	$1,816,247	$1,411,449	$6,306,102	$6,409,376

Costs and Expenses:
Cost of goods sold	1,657,491	1,263,201	5,911,065	5,712,347
Selling, general and administrative expenses	134,953	166,702	524,135	618,131
Interest expense	17,637	14,687	75,508	76,964

	1,810,081	1,444,590	6,510,708	6,407,442

Earnings (Loss) from Continuing Operations Before Income Taxes	6,166	(33,141)	(204,606)	1,934
Income Taxes (Benefit)	(2,017)	(41,066)	(38,118)	747

Earnings (Loss) from Continuing Operations	8,183	7,925	(166,488)	1,187

Earnings (Loss) from Discontinued Operations Before Income Taxes	2,751	(645)	(59,762)	31,991
Income Taxes (Benefit)	2,975	163	(21,142)	12,926

Net Earnings (Loss) from Discontinued Operations	$(224)	$(808)	$(38,620)	$19,065

Net Earnings (Loss)	7,959	7,117	(205,108)	20,252
Less Net Earnings (Loss) Attributable to Noncontrolling Interests	(42)	(63)	236	(550)

Net Earnings (Loss) Attributable to CMC	$8,001	$7,180	$(205,344)	$20,802

Basic Earnings (Loss) per Share Attributable to CMC:
Earnings (Loss) from Continuing Operations	$0.07	$0.07	$(1.47)	$0.02
Earnings (Loss) from Discontinued Operations	—	(0.01)	(0.34)	0.17

Net Earnings (Loss)	$0.07	$0.06	$(1.81)	$0.19

Diluted Earnings (Loss) per Share Attributable to CMC:
Earnings (Loss) from Continuing Operations	$0.07	$0.07	$(1.47)	$0.02
Earnings (Loss) from Discontinued Operations	—	(0.01)	(0.34)	0.16

Net Earnings (Loss)	$0.07	$0.06	$(1.81)	$0.18

Cash Dividends per Share	$0.12	$0.12	$0.48	$0.48

Average Basic Shares Outstanding	114,261,440	112,370,720	113,524,836	112,391,180
Average Diluted Shares Outstanding	114,946,453	113,955,283	113,524,836	113,880,375
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(CMC Year End 2010 — Page 8)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	August 31,
	2010	2009

Assets:
Current Assets:
Cash and cash equivalents	$399,313	$405,603
Accounts receivable, net	824,339	731,282
Inventories	674,680	678,541
Other	276,874	182,126

Total Current Assets	2,175,206	1,997,552

Net Property, Plant and Equipment	1,232,268	1,351,389

Goodwill	71,580	74,236

Other Assets	227,099	264,379

	$3,706,153	$3,687,556

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$504,388	$344,355
Accounts payable — documentary letters of credit	226,633	109,210
Accrued expenses and other payables	324,897	327,212
Notes payable and commercial paper	16,453	1,759
Current maturities of long-term debt	30,588	32,802

Total Current Liabilities	1,102,959	815,338

Deferred Income Taxes	43,668	44,564
Other Long-Term Liabilities	108,870	113,850
Long-Term Debt	1,197,282	1,181,740

Stockholders’ Equity Attributable to CMC	1,250,736	1,529,693
Stockholders’ Equity Attributable to Noncontrolling Interests	2,638	2,371

	$3,706,153	$3,687,556

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(CMC Year End 2010 — Page 9)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2010	2009

Cash Flows From (Used By) Operating Activities:
Net earnings (loss)	$(205,108)	$20,252
Adjustments to reconcile net earnings (loss) to cash flows from (used by) operating activities:
Depreciation and amortization	168,934	154,679
Provision for losses (recoveries) on receivables	(2,582)	33,733
Share-based compensation	13,132	17,475
Deferred income taxes	59,286	(49,066)
Tax benefits from stock plans	(4,033)	(926)
Net (gain) loss on sale of assets and other	(4,740)	2,795
Write-down of inventory	53,203	127,056
Asset impairment	35,041	8,468

Changes in Operating Assets and Liabilities,
Net of Acquisitions:
Decrease (increase) in accounts receivable	(106,402)	692,386
Accounts receivable sold (repurchased), net	10,239	(129,227)
Decrease (increase) in inventories	(60,612)	533,896
Decrease (increase) in other assets	(94,313)	94,183
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	186,952	(691,912)
Decrease in other long-term liabilities	(4,087)	(7,256)

Net Cash Flows From Operating Activities	44,910	806,536

Cash Flows From (Used By) Investing Activities:
Capital expenditures	(127,121)	(369,694)
Proceeds from the sale of property, plant and equipment & other	22,887	2,620
Acquisitions, net of cash acquired	(2,448)	(906)
Increase in deposit for letters of credit	(26,930)	—

Net Cash Flows Used By Investing Activities	(133,612)	(367,980)

Cash Flows From (Used By) Financing Activities:
Increase (decrease) in documentary letters of credit	117,423	(83,282)
Short-term borrowings, net change	14,636	(26,244)
Repayments on long-term debt	(29,939)	(132,496)
Proceeds from issuance of long-term debt	22,438	64,014
Stock issued under incentive and purchase plans	10,494	3,284
Cash dividends	(54,489)	(54,139)
Treasury stock acquired	—	(18,514)
Tax benefits from stock plans	4,033	926
Contribution from noncontrolling interests	21	—

Net Cash Flows From (Used By) Financing Activities	84,617	(246,451)

Effect of Exchange Rate Changes on Cash	(2,205)	(5,528)

Increase (Decrease) in Cash and Cash Equivalents	(6,290)	186,577
Cash and Cash Equivalents at Beginning of Year	405,603	219,026

Cash and Cash Equivalents at End of Year	$399,313	$405,603

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(CMC Year End 2010 — Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Year
	Ended	Ended
	8/31/10	8/31/10

Net earnings (loss) attributable to CMC	$8,001	$(205,344)
Interest expense	17,637	75,508
Income taxes (benefit)	958	(59,260)
Depreciation, amortization and impairment charges	42,969	203,975

Adjusted EBITDA	$69,565	$14,879
Adjusted EBITDA to interest coverage for the quarter ended August 31, 2010: $69,565/ 17,637 = 3.9
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2010 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,250,736
Long-term debt	1,197,282
Deferred income taxes	43,668

Total capitalization	$2,491,686
Other Financial Information
Long-term debt to cap ratio as of August 31, 2010: Debt divided by capitalization
     $1,197,282 / 2,491,686 = 48.1%
Total debt to cap plus short-term debt plus notes payable ratio as of August 31, 2010:
     ($1,197,282+ 30,588 + 16,453) / ($2,491,686 + 30,588 + 16,453) = 49.0%
Current ratio as of August 31, 2010:
Current assets divided by current liabilities
     $2,175,206 / 1,102,959 = 2.0
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2010-17